Exhibit 10.28
CONSENT AGREEMENT
     This Agreement dated as of November 5, 2007 (the “Agreement”) is made by and among (i) the undersigned holders or investment advisers or managers of discretionary accounts of the Notes (as defined below; each such signatory, a “Consenting Noteholder”) and (ii) American Color Graphics, Inc. (“ACG”) and ACG Holdings Inc. (“ACG Holdings” and together with ACG, the “ACG Parties;” each Consenting Noteholder, ACG and ACG Holdings, a “Party”, and collectively, the “Parties”).
RECITALS
     WHEREAS, the Consenting Noteholders identified on Exhibit A hereto (the “Initial Consenting Noteholders”) and the ACG Parties have negotiated the terms and conditions of a proposed consent solicitation (the “Consent Solicitation”) with respect to the ACG Parties’ $280,000,000 10% Senior Second Secured Notes due 2010 (the “Notes”) as set forth on the Term Sheet attached hereto as Exhibit B (the “Term Sheet”)
     NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:
AGREEMENT
Section 1. Means For Effectuating the Transactions. To implement the Consent Solicitation, the ACG Parties propose, on the terms and conditions set forth herein and pursuant to the terms and conditions of the Term Sheet, to consummate (to the extent this Agreement has not been terminated) the transactions set forth on the Term Sheet through the Consent Solicitation.
Section 2. Term Sheet. The Term Sheet is incorporated herein and is made part of this Agreement as if the terms and conditions of such term sheet were set forth herein in the first instance. The general terms and conditions of the Consent Solicitation are set forth on the Term Sheet, however, the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Term Sheet, the Term Sheet shall govern. The Parties hereby acknowledge and agree that in connection with the Consent Solicitation, no holder of the Notes will be entitled to receive, for its consent to the amendment to the indenture for the Notes (the “Notes Indenture”) and for the other treatment and transactions being solicited in the Consent Solicitation, consideration (whether in cash, securities or otherwise) other than the consideration provided in the Term Sheet.
Section 3. Consenting Noteholders’ Commitments Regarding a Transaction.
     3.01. Agreement to Vote. Subject to the conditions contained in Sections 3.02 and 3.04 hereof, each Consenting Noteholder agrees that it shall vote, or cause to be voted, in favor of all the consents sought in the Consent Solicitation all of the Relevant Securities (as defined below) and any additional Notes of which such Consenting Holder (or a client account over which such Consenting Holder has discretion) is, or at any time on or prior to the Outside Date (as defined below) becomes, the holder of record or the beneficial owner and will not withdraw such consent other than by operation of Section 10.03. The votes referenced in the preceding sentence shall be cast not later (x) two business days after the Consent Commencement Date (as defined below) in the case of Relevant Securities held as of the date of this Agreement and (y) the Outside Date in the case of Relevant Securities acquired after the date of the Agreement but before the Outside Date.
     3.02 Certain Conditions. The obligations of each Consenting Noteholder set forth in Section 3.01 are subject to the conditions that (i) except as expressly set forth in the Term Sheet, the terms of any applicable agreements or documents implementing the Consent Solicitation, including, without limitation, the documents governing the Consent Solicitation, embody and are consistent in all respects with the terms and conditions set forth in the Term Sheet, (ii) except as expressly set forth in the Term Sheet, all final documents implementing the Consent Solicitation are in form and substance satisfactory to the Consenting Noteholders and the ACG Parties and all agreements with respect to the Consent Solicitation have been or will be entered into by all applicable parties and have or will become valid, binding and enforceable, (iii) no Consenting Noteholders’ Termination Event (as defined below) shall have occurred, (iv) the ACG Parties have not terminated this Agreement after the occurrence of a Company Termination Event (as defined below), and (v) no other termination of this Agreement has occurred pursuant to the terms set forth herein. For the avoidance of any ambiguity, the documents referred to in clauses (i) and (ii) of this Section 3.02 shall not include any documents required to be executed in connection with any possible merger of the ACG Parties with Vertis, Inc.
     3.03. Transfer of Interests and Securities. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Noteholder to sell, borrow, lend, use, assign, transfer or otherwise dispose of (“Transfer”) any of the Notes, provided, however, that for a period commencing as of the date such Consenting Noteholder executes this Agreement until the earlier to occur of (i) the occurrence of a Consenting Noteholders’ Termination Event, (ii) the ACG Parties’ termination of this Agreement after the occurrence of a Company Termination Event and (iii) any other termination of this Agreement pursuant to the terms hereunder (such period, the “Restricted Period”), no Consenting Noteholder shall Transfer any Notes, and any purported Transfer of Notes shall be void and without effect unless the Transferee delivers to the Consenting Noteholder transferor and the ACG Parties, at or prior to the time of the proposed Transfer, a written agreement containing, among other things, the provision set forth in Exhibit C attached hereto pursuant to which such Transferee shall assume all obligations of the Consenting Noteholder transferor hereunder in respect of the Notes Transferred (such Transferee, if any, to also be a Consenting Noteholder hereunder; provided, however, that no such Transferee shall be deemed to be an Initial Consenting Noteholder).
     3.04. Representation of Consenting Noteholders’ Holdings. Each Consenting Noteholder represents on its own behalf that, as of the date such Consenting Noteholder executes and delivers this Agreement, it is the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of the aggregate principal amount of the Notes set forth on its signature page (the “Relevant Securities”), with the power to vote and dispose of all or substantially all of the aggregate principal amount of the Relevant Securities on behalf of such holders or beneficial owners; provided, however, that an Initial Consenting

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Noteholder may identify on its signature pages those Notes that shall not be considered Relevant Securities for purposes herein and that shall not otherwise be subject to the terms and conditions set forth herein in any way.
Section 4. Undertakings and Representations.
     4.01 Consent Solicitation Commencement Date. The ACG Parties will (a) commence the Consent Solicitation no later (X) than 6:30 a.m. (prevailing New York City time) on the first business day after the execution of this Agreement by all required parties, or (Y) concurrently with the signing of this Agreement by all required parties (such time and date, the “Consent Commencement Date”). Such Consent Solicitation will require that all consents be given by not later than 11:00 A.M. (prevailing New York City time) on the last to occur of (i) 9 calendar days after the commencement of the Consent Solicitation (or, if such ninth day is not a business day, then the first business day thereafter) or (ii) such later date as may be requested by the ACG Parties and consented to by Consenting Noteholders representing the Low Consenting Noteholder Threshold (as defined in the Term Sheet) (the date of the last to occur of clause (i) or (ii) being the “Outside Date”).
     4.02 Acceleration of the Outside Date. The Outside Date shall be accelerated to the first business day after the receipt of the Minimum Acceptance (as defined in the Term Sheet) on which (1) all other conditions precedent to the consummation of the Consent Solicitation (as set forth herein or the Term Sheet, as applicable) have been satisfied or waived in accordance with the terms hereof and/or the Term Sheet, as applicable and (2) the Company has provided written notice of such acceleration (a), at least one business day prior to such accelerated date, to the tendering Noteholders and (b) as otherwise required pursuant to applicable law.
     4.03 Representation of the ACG Parties. Each of the ACG Parties represent that, as of the date hereof, such entity has not executed any agreement providing for, or otherwise adopted any board resolution, authorizing the entry into any agreement with any person providing for a merger, consolidation, asset sale, or the purchase or acquisition of all or a substantial part of the assets of another entity, in each case, which would be material to the ACG Parties.
Section 5. Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to the others, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):
     5.01. Enforceability. This Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.
     5.02. No Consent or Approval. Except as expressly provided in this Agreement, no consent or approval is required by any other person or entity in order for it to carry out the Consent Solicitation.
     5.03 Power and Authority. Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

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     5.04 Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.
Section 6. No Waiver. Nothing herein is intended to, or does, in any manner, waive, limit, impair, or restrict the ability of any of the Consenting Noteholders to protect, prosecute, enforce or preserve any of their respective rights, remedies, claims and/or interests whether under the Notes Indenture or otherwise under applicable law or, subject to section 3.01 and 3.03 hereunder, to enter into any transactions concerning the Notes.
Section 7. Termination Events.
     7.01 Consenting Noteholder Termination Events. This Agreement shall terminate automatically without any action or notice upon the occurrence of any of the following events (each, a “Consenting Noteholders’ Termination Event”): (a) the failure of the ACG Parties to commence the Consent Solicitation on or prior to the Consent Commencement Date, except as may be agreed by the ACG Parties and Consenting Noteholders that represent the Low Consenting Noteholder Threshold, (b) with respect to the Consent Solicitation, the voting in favor of the consents solicited pursuant to the Consent Solicitation by the holders thereof of less than 90% in principal amount of the Notes, or such lower threshold as may be agreed by the ACG Parties with Consenting Noteholders that represent the Low Consenting Noteholder Threshold (provided that, for purposes of calculating the percentage of Notes voted in favor of the consents solicited pursuant to any Consent Solicitation, any Notes of any Consenting Noteholder that are subject to this Agreement shall be deemed to have been voted in favor of such consents if the failure of such Consenting Noteholder to so vote such Notes would, but for the provisions of this Section 7.01, constitute a breach of such Consenting Noteholder’s commitments under this Agreement), (c) the breach in any material respect by the ACG Parties of any of the representations, warranties or covenants of such Parties set forth in this Agreement, (f) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Consent Solicitation or any of the transactions contemplated thereunder, (g) the occurrence of any “Event of Default”, default or acceleration event under the Notes Indenture, under that certain Amended & Restated Credit Agreement, dated May 5, 2005, by and among, inter alia, American Color Graphics, Inc., as borrower, and Bank of America, N.A., as administrative agent (as amended from time to time, the “First Lien Facility”) and/or under that certain Credit Agreement, dated September 26, 2006, by and among, inter alia, American Graphics Finance, LLC, as borrower, and Bank of America, N.A., as administrative agent (as amended from time to time, the “A/R Facility”), or (h) if the Consent Solicitation has not been consummated in accordance with the terms set forth herein and in the Term Sheet on or before the Outside Date.
     7.02 Company Termination Events. The ACG Parties may terminate this Agreement as to all Parties by giving written notice to the Consenting Noteholders upon the occurrence of any of the following events (each, a “Company Termination Event”): (a) the breach in any material respect by any Consenting Noteholder of any of the representations, warranties or covenants of such Consenting Noteholder set forth in this Agreement, provided that the aggregate principal amount of the Notes subject to this Agreement, excluding the Notes of such breaching Consenting Noteholder and the Notes of all other breaching Consenting Noteholders

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with respect to which the preceding clause is satisfied, constitute 89.99% or less of, the aggregate principal amount of all of the Notes, (b) if the Consent Solicitation has not been consummated in accordance with the terms set forth herein and in the Term Sheet on or before the Outside Date, or (c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Consent Solicitation or any of the transactions contemplated thereunder.
     7.03 Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among the ACG Parties and Consenting Noteholders representing the Low Consenting Noteholder Threshold.
     7.04 Termination. Except for obligations that are expressly intended to survive the termination of this Agreement, this Agreement, and the obligations of all Parties hereunder, shall automatically terminate without any further notice or action at 5:00 p.m. (prevailing New York City time) on the Outside Date.
     7.05 Effect of Termination. Upon termination of this Agreement, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the transactions set forth on the Term Sheet or otherwise, that it would have been entitled to take had it not entered into this Agreement.
Section 8. Effectiveness; Amendments. This Agreement shall become effective and binding upon each of the Parties that have executed and delivered counterpart signature pages hereto. Once effective, this Agreement (including, without limitation, the Term Sheet) may not be modified, amended, supplemented or otherwise altered (except as expressly provided herein), and no term or condition may be waived, except in a writing signed by the ACG Parties and Consenting Noteholders representing the Low Consenting Noteholder Threshold; provided, however, that no modification, waiver, amendment, supplement or other alteration of a term or condition hereunder or under the Term Sheet that requires, for any such modification, waiver, amendment, supplement or other alteration, approval by either Consenting Noteholders representing the High Consenting Noteholder Threshold (as defined in the Term Sheet) or Consenting Noteholders representing the Unanimous Consenting Noteholder Threshold (as defined in the Term Sheet) may occur unless such modification, waiver, amendment, supplement or other alteration is set forth in a writing signed by the ACG Parties and, as applicable, Consenting Noteholders representing either the High Consenting Noteholder Threshold or the Unanimous Consenting Noteholder Threshold, as the case may be.
Section 9. Miscellaneous.
     9.01. Further Assurances. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be appropriate or necessary, from time to time, to effectuate the Consent Solicitation, whether the same occurs before or after the date of this Agreement and further agree not to take any actions inconsistent herewith.
     9.02. Complete Agreement. This Agreement and the Nondisclosure Agreements dated as of October 23, 2007 by and among ACG Holdings and the holders of the Notes identified

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therein are the entire agreements between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.
     9.03. Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.03 hereof. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.
     9.04. Injunctive Relief. The Parties agree that damages at law would be an inadequate remedy for the breach of any of the promises and agreements contained in this Agreement, and, accordingly, any Party hereto shall be entitled to injunctive relief with respect to any such breach, including, without limitation, specific performance of such promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the promises or agreements contained in this Agreement. The rights set forth in this Section 9.04 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.
     9.05. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.
     9.06. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The terms and conditions set forth in this Section shall survive any termination of this Agreement.
     9.07. Execution of Agreement. This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this

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Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
     9.08. Interpretation. This Agreement is the product of negotiations between the ACG Parties and Initial Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
     9.09. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case. The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.
     9.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, e-mail, courier or by registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice)
(1) if to the ACG Parties, to:
100 Winners Circle
Brentwood, Tennessee 37027
Attention: Chief Executive Officer
E-mail address: steve.dyott@acgholdings.com
with copies to:
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
Attention: Paul M. Basta, Esq.
E-mail address: pbasta@kirkland.com
-and-
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Ray C. Schrock, Esq.
E-mail address: rschrock@kirkland.com
if to a Consenting Noteholder to

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Milbank, Tweed, Hadley & McCloy LLP
1850 K Street NW
Washington, DC 20006
Attention: Debra Alligood White, Esq.
E-mail address: dwhite@milbank.com
Any notice given by delivery, email, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.
Section 10. Disclosure.
     10.01 Obligation to Publicly Disclose Certain Materials. ACG Holdings shall comply with its obligations to publicly disclose certain information in accordance with Section 5 of the Nondisclosure Agreements dated as of October 23, 2007 by and among ACG Holdings and the holders of the Notes identified therein, as such Agreements may be modified from time to time in accordance with the provisions thereof.
     10.02 Publicity; Non-Disclosure of Holdings. The ACG Parties will submit to counsel for the Initial Consenting Noteholders for prior review all press releases and public filings that constitute the initial disclosure of the existence or terms of this Agreement or the Consent Solicitation or any amendment to the terms of this Agreement or the materials to be disclosed in accordance with section 10.01 above. Except as required by law (as determined by outside counsel to the ACG Parties), the ACG Parties shall not (a) use the name of any Consenting Noteholder in any public manner without such Consenting Noteholder’s prior written consent or (b) disclose to any person (including, for the avoidance of doubt, any other Consenting Noteholder) the principal amount or percentage of any Notes or any other securities of the ACG Parties or any of their respective subsidiaries held by any Consenting Noteholder; provided, however, that the ACG Parties shall be permitted to disclose at any time (after consulting with Consenting Noteholders representing the Low Consenting NoteholderThreshold) the aggregate principal amount of and aggregate percentage of each series of Notes held by Consenting Noteholders or by persons who have otherwise agreed to participate in the Consent Solicitation as a group. The terms and conditions set forth in this Section shall survive any termination of this Agreement.
     10.03. Nullity of Tendered Consents. Upon the occurrence of any termination of this Agreement any and all consents tendered by the Consenting Noteholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the ACG Parties in connection with the Consent Solicitation.
[Remainder of Page Left Intentionally Blank]

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     IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

American Color Graphics, Inc.
By:
Name:
Title:

ACG Holdings Inc.
By:
Name:
Title:

EXHIBIT B
AMERICAN COLOR GRAPHICS, INC.

10% Senior Second Secured Notes Due 2010
Consent Solicitation Summary of Terms
This summary of terms constitutes only an indication of interest with respect to a potential consent solicitation by American Color Graphics, Inc. (the “Company”) to holders (the “Noteholders”) of its 10% Senior Second Secured Notes Due 2010 (the “Notes”) and does not constitute a legally binding commitment or agreement by the Company or the Noteholders (the “Summary of Terms”).

Promissory Note in Lieu of Cash Interest:	In lieu of receiving cash in respect of the December 15, 2007 interest payment on the Notes, tendering Noteholders will agree to accept secured non-interest-bearing promissory notes (collectively, the “Promissory Notes” and each a “Promissory Note”), due March 15, 2008 with an aggregate principal amount equal to (a) the amount of the December 15, 2007 interest due and unpaid and (b) the Consent Fee (as that term is defined below). Any default, Event of Default or acceleration under the Notes will result in a default, Event of Default and/or acceleration under the Promissory Notes.

The security interests granted with respect to the Promissory Notes shall be junior to the security interests of the current first lien credit facility (the “First Lien Facility”) and shall be pari passu with the security interests of the Notes. The Promissory Notes shall be otherwise subordinated to the First Lien Facility pursuant to the currently applicable subordination provisions of the Notes indenture (the “Indenture”).

Except as expressly identified herein, the Promissory Notes shall have the same terms and conditions as the Notes.

Consent Fee/Additional Promissory Note Term:	In consideration for, among other things, the agreement of each tendering Noteholder to accept a Promissory Note in lieu of cash interest that would otherwise be due under the Indenture and Notes, each tendering Noteholder will receive a consent fee (the “Consent Fee”) equal to its pro rata share of an amount that is calculated pursuant to the following formula: the aggregate outstanding principal amount of Notes held by the tendering Noteholders multiplied by 1.0%.

Such fee shall not be payable in cash but shall be included as part of the principal balance of each Promissory Note.

Each Promissory Note shall reflect that the obligation to pay the Consent Fee arises on the date of consummation of the Consent Solicitation (as defined below).

Notes Indenture Amendment:	The Indenture will be amended, to the extent necessary, to allow for the incurrence by the Company of an additional $5,000,000 of term, secured debt that is pari passu with debt outstanding under the First Lien Facility (the “New Indebtedness”), the issuance of the Promissory Notes and any other amendments needed to effectuate the transactions contemplated herein.

Consent Agreement/Consent Solicitation:	Promptly upon an agreement upon the Summary of Terms, each of certain of the Noteholders (each, a “Consenting Noteholder”) will enter into an agreement (the “Consent Agreement”) with the Company pursuant to which such Consenting Noteholder will agree to tender consents (and agree to require any transferee to tender consents) in the consent solicitation initiated by the Company (the “Consent Solicitation”) with respect to the Summary of Terms in favor of the treatment set forth herein, subject to the conditions to effectiveness noted below.

The Company agrees (x) to launch the Consent Solicitation at 6:30 AM (prevailing New York City time) or not later in any event than concurrently with the execution of the Consent Agreement by the Company and the Consenting Noteholders and (y) to keep the Consent Solicitation open until 11:00 AM (prevailing New York City time) on the Outside Date (as that term is defined below) and (ii) the Company agrees, subject to the satisfaction or waiver of each of the conditions precedent set forth below (including the Minimum Acceptance) in the manner specified below, to issue the Promissory Notes and file all documents and take all actions necessary to perfect the security interests granted to the Promissory Notes and to consummate the other transactions set forth herein, in each case by 5:00 PM (prevailing New York City time) on the Outside Date.

The Outside Date shall be accelerated to the first business day after the receipt of the Minimum Acceptance (as defined below) on which (1) all other conditions precedent to the consummation of the Consent

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Solicitation (as set forth herein or the Consent Agreement, as applicable) have been satisfied or waived in accordance hereof and/or the Consent Agreement, as applicable and (2) the Company has provided written notice of such acceleration (a), at least one business day prior to such accelerated date, to the tendering Noteholders and (b) as otherwise required pursuant to applicable law.

The Consent Agreement shall be in form and substance acceptable to the Company and each of the Consenting Noteholders and shall have agreed upon termination provisions and shall, in any case, terminate on the last to occur of (i) the 9th day following its execution (such date, or if such date is not a business day, then the first business day thereafter) or (ii) such later date as may be requested by the Company and consented to by Consenting Noteholders representing the Low Consenting Noteholder Threshold (as defined below) (the date of the last to occur of clause (i) or (ii) being the “Outside Date”).

Consent Solicitation; Minimum Acceptance:	Pursuant to the Consent Solicitation, 90% of the Noteholders (the “Minimum Acceptance”) will be required to consent to accept the Promissory Notes in lieu of cash interest as specified above and otherwise consent to the treatment set forth herein; provided that if the Company and Consenting Noteholders holding two-thirds of the principal amount of Notes then held by all Consenting Noteholders (such required threshold of Consenting Noteholders, the “Low Consenting Noteholder Threshold”) agree to reduce the minimum acceptance, the Minimum Acceptance may be reduced.

Conditions Precedent to Effectiveness of Tendered Consents:	The effectiveness of any consents tendered into the Consent Solicitation shall be conditioned upon the satisfaction of the followings conditions precedent by the Outside Date:

1. The receipt of amendments or waivers (in addition to those expressly identified herein) under any material contracts or material agreements and the taking of corporate action by the Company (and/or its parent or subsidiaries), in each case, necessary to effectuate the transactions contemplated herein.

2. The delivery by the Company to PWP (defined below)

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and Milbank (defined below) of a non-binding, preliminary term sheet for a standalone restructuring plan for the Company and a preliminary analysis of how such plan should be implemented.

3. Execution of an agreement (that is in form and substance reasonably acceptable to Consenting Noteholders) of the lenders (the “First Lien Lenders”) and agents (the “First Lien Agents”) under the First Lien Facility substantially in the form attached hereto as Exhibit A

4. Execution of an agreement (that is in form and substance reasonably acceptable to Consenting Noteholders) of the lenders (the “A/R Lenders”) and agents (the “A/R Agents”) under the Accounts Receivable Facility in substantially the form attached hereto as Exhibit B

5. The issuance of the Promissory Notes, the issuance of a supplemental indenture for the Notes, the execution/issuance of all documentation related thereto (including without any limitation any security agreements or the like and any amendments to the intercreditor agreement) and the filing of all documents and the taking of all actions necessary to perfect the security interests granted to the Promissory Notes, shall have, in each case, occurred.

6. From the date of execution of the Consent Agreement through the Outside Date, no default, Event of Default or acceleration shall have occurred under the Notes, the First Lien Facility and/or the Accounts Receivable Facility.

7. The delivery to the Consenting Noteholders of a certificate from the Company’s and ACG’s Holdings, Inc.’s respective secretaries setting forth and attesting to the adoption by their respective boards of directors of resolutions authorizing the entrance into the Consent Agreement and the transactions contemplated hereunder or thereunder by each of the Company and ACG.

Each condition precedent set forth in paragraphs 1, 3, 4, 5, 6 and 7 above shall be deemed satisfied upon its

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completion or, in the sole discretion of each of the Company and Consenting Holders holding two-thirds of the principal amount of all Notes then outstanding (such required threshold of Consenting Noteholders, the “High Consenting Noteholder Threshold”), may be waived by the Outside Date. The condition precedent set forth in paragraph 2 shall be deemed satisfied upon its completion or, in the sole discretion of each of the Company and all of the Consenting Noteholders (such required threshold of Consenting Noteholders, the “Unanimous Consenting Noteholder Threshold”), may be waived by the Outside Date. All tendered consents shall be void for all purposes if each aforementioned condition precedent to the Consent Solicitation is neither satisfied nor waived in accordance with the preceding two sentences.

Vertis Merger Agreement	On the first business day following the occurrence of the Outside Date, the Company shall request that Vertis, Inc. (“Vertis”) modify its existing confidentiality agreement with the Company to allow the legal and financial advisors to the Consenting Noteholders (together, the “Advisors”) to be provided with (a) all drafts of the proposed merger agreement (and all agreements and/or documents required to consummate the merger including without limitation all exhibits to the merger agreement) prepared by the Company and/or Vertis on or after the Outside Date and (b) full access to all legal (subject to applicable privileges), financial and other due diligence items provided (at any time, including before the Outside Date) to the Company and/or its advisors by Vertis and/or its advisors with respect to a proposed merger and to allow the Company to have discussions with the Advisors with respect to any proposed merger with Vertis. The Company and its advisors shall begin delivering the materials specified in (a) and (b) to the Advisors promptly upon execution of the amendment.

The parties agree that the Company will not conduct further merger negotiations with Vertis unless (a) (1) Vertis agrees to the foregoing request and (2) the Company consults regularly with the Advisors with respect to any proposed merger with Vertis (and consults with the Advisors prior to initiating its first discussion with Vertis with respect to the merger) or (b) the Company determines, after consultation with its counsel and advisors, that continuing such discussions are necessary to fulfill fiduciary obligations owed to the Company’s stakeholders (including its various

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creditors); provided, however, that even in such case, the Company shall continue, on a commercially reasonable efforts basis, to seek modification of the confidentiality agreement upon the terms set forth above.

For avoidance of doubt, nothing herein shall be construed to limit the right of any Consenting Noteholder or tendering Noteholder to object to, oppose or otherwise take action against any proposed merger, consolidation, or other such combination with Vertis or any other third party.

Upon any breach of the foregoing by the Company, the tendering Noteholders shall be entitled to exercise any and all available remedies to the maximum extent possible, whether legal or equitable in nature. The terms and conditions set forth above with respect to the “Vertis merger agreement” shall survive the consummation of the Consent Solicitation and the termination of the Consent Agreement upon such consummation.

Other:	Except as expressly provided herein, all documents required to be executed to consummate the Consent Solicitation or the transactions contemplated herein or therein shall be in form and substance satisfactory to the Consenting Noteholders and the Company. For the avoidance of any ambiguity, the documents referred to in the immediately preceding sentence shall not include any documents required to be executed in connection with any possible merger of the Company with Vertis.

The definitive Consent Solicitation documents shall not require any holder of the Notes or the Company to execute any release of any nature whatsoever.

6

EXHIBIT A
[DRAFT]
[FORM OF FIFTH AMENDMENT TO AMENDED AND RESTATED
CREDIT AGREEMENT AND TEMPORARY WAIVER AGREEMENT]
     THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND TEMPORARY WAIVER AGREEMENT (this “Fifth Amendment”) is made and entered into as of [November ___, 2007] among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, the “Borrower”), the Guarantor signatory hereto, the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Agent”).
RECITALS
     1. The Borrower, the Guarantor, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of May 5, 2005, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of September 26, 2006, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of March 30, 2007, as further amended by that certain Third Amendment to Amended and Restated Credit Agreement, dated as of June 13, 2007, as further amended by that certain letter agreement dated as of July 3, 2007, and as further amended by that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of August 28, 2007 (as heretofore amended, the “Existing Credit Agreement”).
     2. The Borrower has advised the Agent and the Lenders that the Borrower will be unable to satisfy the requirements of (i) Section 7.01(a) of the Existing Credit Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (ii) Section 8.11 of the Existing Credit Agreement (the First Lien Leverage Ratio), with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007.
     3. The Borrower has further advised the Agent and the Lenders that it has reached an agreement with certain holders of the Second Lien Notes pursuant to which the Borrower will solicit the consent of the holders of at least 90% of the outstanding principal amount of the Second Lien Notes (such holders being referred to herein as the “Consenting Noteholders”) by which such Consenting Noteholders would (i) accept promissory notes (the “Second Lien Supplemental Notes”), due March 15, 2008, in lieu of cash payment of scheduled interest due on December 15, 2007 under the Second Lien Notes, (ii) prospectively waive any default or event of default as a result of the Borrower’s failure to pay in cash the interest due to the Consenting Noteholders on December 15, 2007 under the Second Lien Notes, and (iii) cause the Second Lien Indenture to be amended to allow the incurrence by the Borrower of an additional $5 million of secured indebtedness.
     4. The Borrower has requested that the Lenders (i) provide a limited waiver of the Pending Defaults (as hereinafter defined), (ii) continue to make available to the Borrower the

Loans and Letters of Credit, and (iii) amend the Existing Credit Agreement to increase the amount of the Term Loans by $5 million.
     5. The Lenders are willing to provide a limited waiver of the Pending Defaults, continue to make available the Loans and Letters of Credit to the Borrower, and increase the amount of the Term Loan by $5 million, based upon and subject to the terms and conditions specified in this Fifth Amendment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
PART 1
Definitions
     Section 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Fifth Amendment have the following meanings:
     “Amended and Restated Second Lien Indenture” means that certain Amended and Restated Indenture, dated as of November ___, 2007, among the Borrower, the Parent, and The Bank of New York, as trustee, issued in connection with the Second Lien Supplemental Notes and amending the Second Lien Indenture.
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Consenting Noteholders” shall have the meaning ascribed to it in the Recitals hereto.
     “Fifth Amendment Effective Date” shall mean, in accordance with Part 5 of this Fifth Amendment, the date upon which the Borrower has satisfied in the determination of the Agent and the Lenders (or satisfaction thereof has been waived by the Agent and the Lenders) each of the conditions set forth in Part 5 of this Fifth Amendment.
     “Fifth Amendment Fee Letter” means the letter agreement, dated as of the Fifth Amendment Effective Date, between the Borrower and the Agent.
     “Pending Defaults” means (A) the Borrower’s failure to satisfy the requirements of (i) Section 7.01(a) of the Existing Credit Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (ii) Section 8.11 of the existing credit agreement (the first lien leverage ratio), with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007, and (B) any Default existing as a result of the Borrower’s acknowledgements set forth in Section 2.1(c) of the Fifth Amendment.
     “Second Lien Supplemental Notes” shall have the meaning ascribed to it in the Recitals hereto.

     Section 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Fifth Amendment have the meanings provided in the Amended Credit Agreement.
PART 2
Limited Waiver and Reaffirmation
     Section 2.1. Limited Waiver. (a) The Loan Parties acknowledge that the Pending Defaults will result from the Borrower’s failure to be able to comply with (i) the financial covenant contained in Section 8.11 of the Existing Credit Agreement for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, and (ii) the requirement in Section 7.01(a) of the Existing Credit Agreement that the Borrower’s annual financial statements be accompanied by the opinion of its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007. Effective on (and subject to the occurrence of) the Fifth Amendment Effective Date, the Lenders hereby waive the Pending Defaults for the period from September 30, 2007 through and including February 15, 2008 (the “Waiver Period”) for all purposes of the Existing Credit Agreement (including, without limitation, Section 5.02(b) thereof). This limited waiver shall not modify or affect (i) the Borrower’s obligation to comply with the terms of Section 8.11 of the Amended Credit Agreement as measured for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, (ii) the Borrower’s obligation to comply with the terms of Section 8.11 of the Amended Credit Agreement as measured at the end of any fiscal quarter other than the ones ending nearest September 30, 2007 and December 31, 2007, (iii) the Borrower’s obligation to comply with the terms of Section 7.01(a) of the Amended Credit Agreement for the fiscal year ending nearest March 31, 2007, (iv) the Borrower’s obligation to comply with the terms of Section 7.01(a) of the Amended Credit Agreement for any fiscal year other than the one ending nearest March 31, 2007, or (iv) the Loan Parties’ obligation to comply fully with any other duty, term, condition, obligation or covenant contained in the Amended Credit Agreement or the other Loan Documents.
     (b) Except for the limited waiver set forth above, nothing contained herein shall be deemed to constitute or imply a waiver of any rights or remedies which the Agent or any Lender may have under the Amended Credit Agreement, any other Loan Document, or under applicable law; it being understood that the Agent and the Lenders may not exercise their rights and remedies with respect to the Pending Defaults during the Waiver Period as long as no other Default or Event of Default occurs or exists. The limited waiver set forth herein shall be effective only in this specific instance for the duration of the Waiver Period and shall not obligate the Lenders or the Agent to waive any other Default or Event of Default, now existing or hereafter arising. This is a one-time waiver, and the Agent and the Lenders shall have no obligation to extend the waiver or otherwise amend the Amended Credit Agreement at the end of the Waiver Period. This limited waiver shall not establish a custom or course of dealing or conduct between the Agent, any Lender, the Borrower or any other Loan Party.
     (c) The Loan Parties acknowledge and agree that unless the Required Lenders further amend the Amended Credit Agreement or otherwise agree in writing to continue this waiver beyond February 15, 2008, an Event of Default will exist under the Amended Credit Agreement as of February 15, 2008, for which no grace period or cure period shall apply, and the Agent and the Lenders may pursue all rights and remedies available to them under the

Amended Credit Agreement, the Loan Documents and applicable law. The Loan Parties further acknowledge and agree that, to the extent any Defaults or Events of Default (other than the Pending Defaults) now exist or hereafter arise during the Waiver Period, the Agent and the Lenders may immediately pursue all rights and remedies available to them in respect thereof under the Amended Credit Agreement, the other Loan Documents, and applicable law. The Agent hereby acknowledges that, to the best of its knowledge as of the date hereof, before giving effect to the foregoing limited waiver, there are no Defaults or Events of Default under the Existing Credit Agreement other than the Pending Defaults.
     Section 2.2. Reaffirmation of Loan Party Obligations. Each Loan Party hereby ratifies the Amended Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and (ii) that it is responsible for the observance and full performance of the Obligations, including without limitation the repayment of the Term Loan (as increased in amount pursuant to this Fifth Amendment) and the Revolving Loans, in accordance with the terms of the Amended Credit Agreement. Without limiting the generality of the preceding sentence, (i) the Parent as Guarantor restates and reaffirms that it guarantees the prompt payment when due of all Obligations, including without limitation the Term Loan as increased in amount pursuant to this Fifth Amendment, in accordance with, and pursuant to the terms of, Article IV of the Amended Credit Agreement and (ii) each of the Loan Parties agrees that all references in the Collateral Documents to the term “Secured Obligations” shall be deemed to include all of the obligations of the Loan Parties to the Lenders and the Agent, whenever arising, under the Amended Credit Agreement, the Collateral Documents or any of the other Loan Documents (including, but not limited to, any interest, expenses and cost and charges that accrue after the commencement by or against any Loan Party or any Affiliate thereof or any proceedings under any Debtor Relief Laws naming such Person as the debtor in such proceeding). Each Loan Party further represents and warrants to the Agent and the Lenders that none of the Loan Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any Loan Party has any such claims, counterclaims, offsets, creditors or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby fully and irrevocably waived, relinquished and released in consideration of the execution and delivery of this Fifth Amendment by the Agent and the Lenders.
PART 3
Amendments to Existing Credit Agreement
     Effective on (and subject to the occurrence of) the Fifth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 3. Except as so amended, the Existing Credit Agreement shall continue in full force and effect.
     Section 3.1. Deletion of Definition of “Total Liquidity Measurement Dates”. Section 1.01 of the Existing Credit Agreement is amended by deleting the definition of “Total Liquidity Measurement Dates”.
     Section 3.2. Addition of New Definitions in Section 1.01. Section 1.01 of the Existing Credit Agreement is amended by adding the following definitions in the appropriate alphabetical order:

     “Amended and Restated Second Lien Indenture” means that certain Amended and Restated Indenture, dated as of November ___, 2007, among the Borrower, the Parent, and The Bank of New York, as trustee, issued in connection with the Second Lien Supplemental Notes and amending the Second Lien Indenture.
     “Fifth Amendment” means that certain Fifth Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement, dated as of November ___, 2007, by and among the Borrower, the Parent, the Administrative Agent and the Lenders.
     “Fifth Amendment Effective Date” means the date upon which each of the conditions precedent to the effectiveness of the Fifth Amendment, as set forth in Part 5 of the Fifth Amendment, have been satisfied according to the terms thereof.
     “Second Lien Supplemental Notes” means the Borrower’s promissory notes, issued to certain holders of the Second Lien Notes in lieu of the regularly scheduled interest due December 15, 2007, in the aggregate principal amount not to exceed $16,800,000, and with a maturity date of March 15, 2008.
     “Supplemental Term Loan Advance” has the meaning specified in Section 2.01(b).
     Section 3.3. Amendment of Definition of “Aggregate Term Loan Commitments”. The definition of “Aggregate Term Loan Commitments” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Aggregate Term Loan Commitments” means the Term Loan Commitments of all the Lenders. The amount of the Aggregate Term Loan Commitments in effect and to be funded on the Closing Date is THIRTY-FIVE MILLION DOLLARS ($35,000,000) and the amount of the Aggregate Term Loan Commitments in effect and to be funded on the Fifth Amendment Effective Date is an additional FIVE MILLION DOLLARS ($5,000,000).
     Section 3.4. Amendment of Definition of “Eligible Assignee”. The definition of “Eligible Assignee” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) with respect to Revolving Loans only, the L/C Issuer in its sole discretion; provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     Section 3.5. Amendment of Definition of “Interest Period”. The definition of “Interest Period” in Section 1.01 of the Existing Credit Agreement is hereby amended by (i)

striking the word “and” at the end of clause (b), (ii) replacing the period at the end of clause (c) with a semi-colon and adding the word “and” after the semi-colon, and (iii) adding the following new clause “(d)”:
     (d) from and after the Fifth Amendment Effective Date, the Borrower may not select any Interest Period in its Loan Notice which is longer than one month.
     Section 3.6. Amendment of Definition of “Second Lien Indenture”. The definition of “Second Lien Indenture” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Second Lien Indenture” means that certain Indenture, dated as of July 3, 2003, among the Borrower, the Parent and The Bank of New York, as trustee, as amended by the Amended and Restated Second Lien Indenture.
     Section 3.7. Amendment of Definition of “Term Loan”. The definition of “Term Loan” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Term Loan” has the meaning specified in Section 2.01(b). For the avoidance of doubt, it is understood and agreed that the Term Loan consists of (i) the initial $35,000,000 term loan advance made by the Lenders on the Closing Date and (ii) the Supplemental Term Loan Advance made by the Lenders on the Fifth Amendment Effective Date.
     Section 3.8. Amendment of Definition of “Term Loan Commitment.” The definition of “Term Loan Commitment” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Term Loan Commitment” means, collectively as to each Lender, (i) its obligation to make its portion of the initial Term Loan advance of $35,000,000 to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01, and (ii) its obligation to make its portion of the Supplemental Term Loan Advance to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01.
     Section 3.9. Amendment of Definition of “Total Liquidity”. The definition of “Total Liquidity” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Total Liquidity” means the sum of (i) the aggregate amount of all cash and Cash Equivalents of the Loan Parties and all cash and Cash Equivalents of Finco which are available for distribution to the Borrower, (ii) the Aggregate Revolving Commitments minus the Total Revolving Outstandings, (iii) the amount of Finco’s Availability (as defined in that certain Credit Agreement, dated as of September 26, 2006, by and among Finco, the Receivables Financier, and Bank of America, N.A. as agent for the

Receivables Financier, as such agreement may be modified or supplemented from time to time), and (iv) the amount of additional Availability that would be created under such Credit Agreement, as of any date of determination, if the Borrower were to transfer all additional qualifying receivables to Finco pursuant to the terms and conditions of that certain Contribution and Sale Agreement, dated as of September 26, 2006, between the Borrower and Finco (as amended from time to time). For purposes of this definition, cash and Cash Equivalents of the Loan Parties and Finco shall include (without duplication) all deposits which have been made into lockboxes of the Loan Parties and Finco in the ordinary course of business but which have not cleared or been released.
     Section 3.10. Amendment of Section 2.01(b). Section 2.01(b) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (b) Term Loan. On the Closing Date, the Lenders advanced a term loan to the Borrower in an aggregate principal amount of THIRTY-FIVE MILLION DOLLARS ($35,000,000), and such term loan remained outstanding in this principal amount immediately prior to the Fifth Amendment Effective Date. On the Fifth Amendment Effective Date, the Lenders will make an additional term loan advance to the Borrower in the aggregate principal amount of FIVE MILLION DOLLARS ($5,000,000) (the “Supplemental Term Loan Advance”), such that after giving effect thereto, the aggregate principal amount of the term loan outstanding on and after the Fifth Amendment Effective Date will be FORTY MILLION DOLLARS ($40,000,000) (collectively, the “Term Loan”). On the Fifth Amendment Effective Date, each Lender severally agrees to make its portion of the Supplemental Term Loan Advance to the Borrower, in an amount not to exceed such Lender’s applicable percentage of the Supplemental Term Loan Advance, as indicated on Schedule 2.01, multiplied by $5,000,000. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     Section 3.11. Amendment of Section 2.04(c)(ii). Section 2.04(c)(ii) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (ii)(A) in the case of any such prepayment during the period beginning on the date that is 181 days after the Amendment No. 1 Effective Date and ending on September 26, 2007, the principal amount of such prepayment multiplied by 3%, (B) in the case of any such prepayment made during the period beginning on September 27, 2007 and ending on June 30, 2008, the principal amount of such prepayment multiplied by 2%, (C) in the case of any such prepayment made during the period beginning on July 1, 2008 and ending on September 26, 2008, the principal amount of such prepayment multiplied by 1%, and (D) no such compensation, in the case of any such prepayment made on or after September 27, 2008.

     Section 3.12. Amendment of Section 2.05(b)(ii). Section 2.05(b)(ii) of the Existing Credit Agreement is hereby amended in its entirety by revising clause (ii) thereof to read as follows:
     (ii) The Aggregate Term Loan Commitments automatically shall be permanently reduced by $35,000,000 on the Closing Date upon the initial funding of the Term Loan, and the Aggregate Term Loan Commitments in respect of the Supplemental Term Loan Advance automatically shall be permanently reduced on the Fifth Amendment Effective Date upon the funding of the Supplemental Term Loan Advance.
     Section 3.13. Amendment of Section 2.05(c)(ii). Section 2.05(c)(ii) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (ii)(A) the Reduction Amount multiplied by 3%, in the case of any such reduction occurring during the period beginning on the date that is 181 days after the Amendment No. 1 Effective Date and ending on September 26, 2007, (B) the Reduction Amount multiplied by 2%, in the case of any such reduction made during the period beginning on September 27, 2007 and ending on June 30, 2008, (C) the Reduction Amount multiplied by 1%, in the case of any such reduction occurring during the period beginning on July 1, 2008 and ending on September 26, 2008, and (D) no such compensation, in the case of any such commitment reduction made on or after September 27, 2008.
     Section 3.14. Amendment of Section 2.06. Section 2.06 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (a) Revolving Loans. On the Maturity Date, the Borrower shall repay the aggregate principal amount of all Revolving Loans outstanding on such date.
     (b) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in two installments as follows: (i) on February 15, 2008, the Borrower shall repay $5,000,000 of the Term Loan, to be shared ratably by the Lenders in proportion to the aggregate amount of the Supplemental Term Loan Advance made by each Lender; and (ii) on the Maturity Date, the Borrower shall repay the remaining aggregate principal amount of the Term Loan outstanding on such date.
     Section 3.15. Amendment of Section 6.05(e). Section 6.05(e) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (e) Since March 30, 2007, except as and to the extent disclosed by the Borrower in reports filed with the SEC prior to November ___, 2007, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

     Section 3.16. Amendment of Section 7.02(l). Section 7.02(l) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (l) Within two (2) Business Days after the Friday of each week, deliver to the Administrative Agent a certificate, in form, detail, and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer or the vice president and assistant treasurer of the Borrower, calculating the Total Liquidity as of such preceding Friday.
     Section 3.17. Amendment of Section 7.10. Section 7.10 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     7.10 Inspection Rights.
     Permit representatives and independent contractors of the Administrative Agent or the Lenders to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (so long as an officer of the Borrower is given an opportunity to be present) independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon at least two Business Days advance notice to the Borrower.
     Section 3.18. Amendment of Section 8.01. Section 8.01 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of clause (r), replacing the period at the end of clause (s) with a semi-colon and the word “and”, and adding a new clause (t) which reads as follows:
     (t) Liens securing Indebtedness evidenced by the Second Lien Supplemental Notes and the Second Lien Indenture, provided that such Liens are subordinated to the Liens in favor of the Administrative Agent (securing the Obligations) pursuant to the terms of the Intercreditor Agreement.
     Section 3.19. Amendment of Section 8.03. Section 8.03 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of clause (i), replacing the period at the end of clause (j) with a semi-colon and the word “and”, and adding new clauses (k) and (l) which read as follows:
     (k) Indebtedness of the Borrower under the Second Lien Supplemental Notes; and
     (l) without duplication, Indebtedness of the Parent in respect of its Guarantees of the Second Lien Notes and the Second Lien Supplemental Notes.
     Section 3.20. Amendment of Section 8.13(a). Section 8.13(a) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     (a) Amend or modify any of the terms of any Indebtedness of any of the Loan Parties (other than Indebtedness under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to the Loan Parties or the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto; provided, it being understood and agreed that the Borrower’s issuance of the Second Lien Supplemental Notes is not prohibited by this Section 8.13(a).
     Section 3.21. Amendment of Section 8.15(b). Section 8.15(b) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (b) Permit the Parent to (i) hold any assets or have any liabilities other than (A) the Capital Stock of the Borrower, (B) the liabilities under the Loan Documents and its Guarantee of the Borrower’s obligations under the Second Lien Indenture, (C) tax liabilities in the ordinary course of business, (D) corporate, administrative and operating expenses in the ordinary course of business or (E) intercompany payables and receivables in connection with the Tax Sharing Agreement and employee stock compensation plans or (ii) engage in any business other than (A) owning the Capital Stock of the Borrower and activities incidental or related thereto, (B) acting as a Guarantor hereunder and pledging its assets to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party and (C) Guaranteeing the Borrower’s obligations under the Second Lien Indenture and pledging its assets to the trustee thereunder, for the benefit of the holders of the Second Lien Notes and the Second Lien Supplemental Notes.
     Section 3.22. Amendment to Section 8.22. Section 8.22 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     8.22 Minimum Total Liquidity. Permit the Total Liquidity as of the close of business on Friday of each week (or if any Friday is not a Business Day, on the immediately preceding Thursday) to be less than $4,000,000.
     Section 3.23. Amendment of Section 11.04(a). Section 11.04(a) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with any of the Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) without limiting the generality of the foregoing, all reasonable fees and expenses of any financial advisory or accounting firm retained by the Administrative Agent, at the direction of the Required Lenders, in connection with the review, analysis, appraisal, valuation or restructuring of the Loan Parties or their respective Properties. The Borrower’s obligation to pay all such costs, expenses and charges includes, without limitation, any such costs, expenses and charges that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceedings under any Debtor Relief Laws naming such Person as the debtor in such proceedings.
     Section 3.24. Amendment of Schedule 2.01. Schedule 2.01 of the Existing Credit Agreement is hereby replaced with a new Schedule 2.01 in the form and content attached hereto as Exhibit “A”.
PART 4
Representations and Warranties
     Each of the Loan Parties represents and warrants to the Agent and the Lenders that, as of the Fifth Amendment Effective Date:
     Section 4.1. Authority. Each Loan Party has all the necessary corporate power to make, execute, deliver, and perform this Fifth Amendment, has taken all necessary corporate action to authorize the execution, delivery and performance of this Fifth Amendment and has duly executed and delivered this Fifth Amendment. This Fifth Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of each of the Loan Parties, enforceable against each of them in accordance with its terms except as such enforceability may be subject to (a) applicable Debtor Relief Laws and (b) general principles of equity.
     Section 4.2. No Legal Obstacle to Agreement. Neither the execution of this Fifth Amendment, the making by the Borrower of any borrowings under the Amended Credit Agreement, nor the performance of the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which any Loan Party is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to any Loan Party, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of any Loan Party. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by any Loan Party of this Fifth Amendment, the

Amended Credit Agreement, or the transactions contemplated hereby or thereby, or the making of any borrowings by the Borrower under the Amended Credit Agreement.
     Section 4.3. Incorporation of Certain Representations. The representations and warranties set forth in Article VI of the Amended Credit Agreement are true and correct in all material respects on and as of the Fifth Amendment Effective Date as though made on and as of the date hereof, except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.
     Section 4.4. Default. No Default or Event of Default has occurred and is continuing under the Amended Credit Agreement (other than the Pending Defaults).
PART 5
Conditions to Effectiveness
     This Fifth Amendment shall be and become effective as of the Fifth Amendment Effective Date provided that each of the conditions set forth in this Part 5 shall have been satisfied in the determination of the Agent and the Lenders (or satisfaction thereof has been waived by the Agent and the Lenders) on or before November 14, 2007. If the Borrower fails to satisfy each of the conditions set forth in this Part 5 prior to 5:00 p.m. (Eastern time) on November 14, 2007, then, at the option of the Agent and the Required Lenders, upon notice to the Borrower, this Fifth Amendment shall be null and void.
     Section 5.1. Counterparts of Amendment. The Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Agent) of this Fifth Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Guarantor, the Lenders and the Agent.
     Section 5.2. Corporate Action. The Borrower shall have delivered to the Agent certified copies of all necessary corporate action taken by each Loan Party approving this Fifth Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each Loan Party authorizing the amendments to the Existing Credit Agreement herein provided for and the execution, delivery and performance of this Fifth Amendment). The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of each Loan Party, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Fifth Amendment and any instrument or agreement required hereunder on behalf of each Loan Party, as applicable.
     Section 5.3. Second Lien Amendment Documents. The Borrower shall have provided the Agent with (a) a certified copy of the fully executed Amended and Restated Second Lien Indenture, increasing the amount of secured indebtedness which may be incurred by the Borrower under the Amended Credit Agreement by at least $5,000,000 and otherwise consistent with the terms of this Fifth Amendment, such Amended and Restated Second Lien Indenture being in form and substance reasonably acceptable to the Agent, (b) a certified copy of the fully executed Second Lien Supplemental Notes, in form and substance reasonably acceptable to the Agent, and (c) all other documents, instruments, and filings executed by the Borrower or the Parent related thereto, each in form and substance reasonably satisfactory to the Agent. The effectiveness of the Amended and Restated Second Lien Indenture and the Second Lien Supplemental Notes, and each of the other documents, instruments and agreements executed by the Borrower related thereto, shall not be subject to any conditions precedent which remain unsatisfied, other than the effectiveness of this Fifth Amendment.
     Section 5.4. Consenting Noteholders’ Waiver and Consent. The Borrower shall have provided the Agent with a certified copy of each of the Borrower’s agreements with the Consenting Noteholders, reasonably acceptable in form and substance to the Agent, pursuant to which inter alia holders of Second Lien Notes comprising at least 90% of the principal amount of all outstanding Second Lien Notes have agreed to waive any default or event of default under the Second Lien Notes and the Second Lien Indenture (the “Second Lien Note Waiver”) associated with the Borrower’s issuance of the Second Lien Supplemental Notes in lieu of cash payment to the Consenting Noteholders with respect to interest due on December 15, 2007 under the Second Lien Notes. The effectiveness of such agreements, including without limitation the Second Lien Note Waiver, shall not be subject to any conditions precedent which remain unsatisfied, other than the effectiveness of this Fifth Amendment.
     Section 5.5. Officer’s Certificate. The Agent shall have received a certificate executed by the chief executive officer or the chief financial officer of the Borrower, as of the Fifth Amendment Effective Date, in form and substance satisfactory to the Agent, stating that the Borrower’s Obligations with respect to the Revolving Loans and the Term Loan, as increased in aggregate amount in accordance with this Fifth Amendment, constitute (i) “Senior Lender Claims” under and as defined in the Intercreditor Agreement and (ii) “First Priority Lien Obligations” under and as defined in the Second Lien Indenture and the Amended and Restated Second Lien Indenture.
     Section 5.6. Trustee’s Acknowledgement. The Agent shall have received an acknowledgement, executed by the trustee under the Second Lien Indenture, in form and substance reasonably acceptable to the Agent, stating that (A) the Loans under the Amended Credit Agreement in the aggregate principal amount of $95 million, after giving effect to the increase in the Term Loan contemplated by this Fifth Amendment, constitute (i) “Senior Lender Claims” within the meaning of the Intercreditor Agreement and (ii) “First Priority Lien Obligations” within the meaning of the Second Lien Indenture and the Amended and Restated Second Lien Indenture; (B) the Borrower’s Indebtedness under the Second Lien Supplemental Notes and the Amended and Restated Second Lien Indenture constitutes Noteholder Claims within the meaning of the Intercreditor Agreement; and (C) after giving effect to the Fifth Amendment and the Second Lien Note Waiver, to the best of its knowledge, no default or event of default exists under the Second Lien Notes, the Second Lien Supplemental Notes, the Second Lien Indenture or the Amended and Restated Second Lien Indenture as of the Fifth Amendment Effective Date.
     Section 5.7. Amendment Fee. The Borrower shall have paid to the Agent an amendment fee, for the account of each Lender, based upon each Lender’s Commitment, in such amount as set forth in the Fifth Amendment Fee Letter.

     Section 5.8. Upfront Fee. The Borrower shall have paid to the Agent an upfront fee, for the account of each Lender, in respect of each Lender’s Commitment to make its ratable share of the Supplemental Term Loan, in such amount as set forth in the Fifth Amendment Fee Letter.
     Section 5.9. Out-of-Pocket Costs. The Borrower shall have paid any and all reasonable out-of-pocket costs (to the extent invoiced) incurred by the Agent or Banc of America Securities LLC (including the reasonable fees and expenses of the Agent’s legal counsel), and all other fees and amounts payable to the Agent or Banc of America Securities, LLC in connection with this Fifth Amendment.
     Section 5.10. Legal Opinion. The Agent shall have received a favorable legal opinion, addressed to the Agent, from the Borrower’s legal counsel, reasonably acceptable to the Agent in form and substance, opining, among other matters, that (i) the Loan Parties’ entry into and performance of this Fifth Amendment and the Amended Credit Agreement does not contravene the obligations, covenants, or restrictions applicable to the Loan Parties under the Second Lien Indenture or any other material agreement of the Loan Parties, and (ii) the Loan Parties’ execution and delivery of this Fifth Amendment has been duly authorized by all necessary corporate action.
     Section 5.11. Restructuring Plan. The Borrower shall have provided to the Agent a non-binding preliminary term sheet for a stand-alone restructuring plan for the Borrower, and a preliminary analysis of how the Borrower would propose to implement such plan. Such term sheet shall be substantially identical to the term sheet for a stand-alone restructuring provided to the Consenting Noteholders.
     Section 5.12. Liquidity Forecast. The Borrower shall have provided to the Agent its updated weekly liquidity forecast through February 14, 2008.
PART 6
Miscellaneous
     Section 6.1. First Priority Lien Obligations. The Borrower represents and warrants that all of the Loans under the Amended Credit Agreement, including without limitation the Term Loans as increased in amount pursuant to the terms of this Fifth Amendment, constitute “First Priority Lien Obligations” within the meaning of the Second Lien Indenture and the Amended and Restated Second Lien Indenture, and constitute “Senior Lender Claims” within the meaning of the Intercreditor Agreement. For the avoidance of doubt, the Borrower hereby designates all of the Loans outstanding under the Amended Credit Agreement, including without limitation the Term Loan as increased in amount pursuant to the terms of this Fifth Amendment, (i) as “First Priority Lien Obligations” within the meaning of the Second Lien Indenture and the Amended and Restated Second Lien Indenture, and (ii) as “Senior Lender Claims” within the meaning of the Intercreditor Agreement.
     Section 6.2. Instrument Pursuant to Existing Credit Agreement. This Fifth Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

     Section 6.3. Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement shall remain in full force and effect without amendment or modification, express or implied. The entering into this Fifth Amendment by the Lenders shall not be construed or interpreted as an agreement by the Lenders to enter into any future amendment or modification of the Amended Credit Agreement or any of the other Loan Documents.
     Section 6.4. References in Other Loan Documents. At such time as this Fifth Amendment shall become effective pursuant to the terms of Part 5 hereof, all references in the Existing Loan Documents to the “Credit Agreement” and/or “First Lien Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Fifth Amendment.
     Section 6.5. Counterparts. This Fifth Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.
     Section 6.6. Integration. This Fifth Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Fifth Amendment supersedes all prior drafts and communications with respect thereto. This Fifth Amendment may not be amended except in writing.
     Section 6.7. Further Assurances. The Borrower agrees to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     Section 6.8. Governing Law. THIS FIFTH AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     Section 6.9. Successors and Assigns. This Fifth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 6.10. Costs, Expenses. The Borrower agrees to pay on demand any and all reasonable costs and expenses of the Agent or Banc of America Securities LLC and all other fees and other amounts payable to the Agent or Banc of America Securities LLC (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in accordance with the terms of Section 11.04 of the Existing Credit Agreement in connection with this Fifth Amendment.
[Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.
By:
Name:
Title:

ACG HOLDINGS, INC.
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as L/C Issuer
By:
Name:
Title:

EXHIBIT B
[DRAFT]
[FORM OF AMENDMENT AND TEMPORARY WAIVER AGREEMENT]
     THIS AMENDMENT AND TEMPORARY WAIVER AGREEMENT (this “Amendment”), is made and entered into as of November [___], 2007 among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, “ACG”), AMERICAN COLOR GRAPHICS FINANCE, LLC, a Delaware limited liability company (together with any permitted successors and assigns, “ACG Finance” and, together with ACG, the “ACG Parties”), the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”).
RECITALS
     1. ACG Finance, the Administrative Agent, the Collateral Agent and the Lenders are parties to that certain Credit Agreement, dated as of September 26, 2006, as amended by that certain Omnibus Amendment of Loan Documents, dated as of June 13, 2007 (the “Omnibus Amendment”) (as amended prior to the date hereof, the “Existing Credit Agreement”); ACG Finance, ACG, in its capacity as servicer (in such capacity, the “Servicer”) and the Administrative Agent are parties to that certain Servicing Agreement, dated as of September 26, 2006, as amended by that certain First Amendment to Servicing Agreement, dated as of March 30, 2007, as further amended by the Omnibus Amendment, and as further amended by that certain letter amendment dated July 3, 2007 (as amended prior to the date hereof, the “Existing Servicing Agreement”); and ACG Finance and ACG are parties to that certain Contribution and Sale Agreement, dated as of September 26, 2006 (the “Existing Contribution Agreement”).
     2. The ACG Parties have advised the Administrative Agent and the Lenders that they will be unable to satisfy the requirements of (i) Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (ii) Section 5.3 of the Existing Servicing Agreement, with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007.
     3. ACG has further advised the Administrative Agent and the Lenders that it has reached an agreement with certain holders of the Second Lien Notes (as hereinafter defined) pursuant to which ACG will solicit the consent of the holders of at least 90% of the outstanding principal amount of the Second Lien Notes (such holders being referred to herein as the “Consenting Noteholders”) by which such Consenting Noteholders would (i) accept promissory notes (the “Second Lien Supplemental Notes”), due March 15, 2008, in lieu of cash payment of scheduled interest due on December 15, 2007 under the Second Lien Notes, (ii) prospectively waive any default or event of default as a result of ACG’s failure to pay in cash the interest due to the Consenting Noteholders on December 15, 2007 under the Second Lien Notes, and (iii) cause the Second Lien Indenture to be amended to allow the incurrence by ACG of an additional $5 million of secured indebtedness.
     4. ACG Finance and ACG have requested that the Lenders (i) provide a limited waiver of the Pending Defaults (as hereinafter defined), and (ii) continue to make available to ACG Finance the Loans.
     5. The Lenders and the Administrative Agent are willing to provide a limited waiver of the Pending Defaults and continue to make available the Loans to ACG Finance, based upon and subject to the terms and conditions specified in this Amendment.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
Definitions
     Section 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment have the following meanings:
     “Amended and Restated Indenture” means that certain Amended and Restated Indenture, dated as of November [___], 2007, among ACG, ACG Holdings, Inc. and The Bank of New York, as trustee, issued in connection with the Second Lien Supplemental Notes and amending the Second Lien Indenture.
     “Amended Contribution Agreement” means the Existing Contribution Agreement as amended hereby.
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Amended Servicing Agreement” means the Existing Servicing Agreement as amended hereby.
     “Amendment Effective Date” shall mean, in accordance with Article V of this Amendment, the date upon which ACG and ACG Finance have satisfied in the determination of the Administrative Agent and the Lenders (or satisfaction thereof has been waived by the Administrative Agent and the Lenders) each of the conditions set forth in Article V of this Amendment.
     “Consenting Noteholders” shall have the meaning ascribed to it in the Recitals hereto.
     “Pending Defaults” means (A) ACG Finance’s and ACG’s failure to satisfy the requirements of (i) Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of

the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (ii) Section 5.3 of the Existing Servicing Agreement, with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007, and (B) any Default existing as a result of ACG Finance’s and ACG’s acknowledgements set forth in Section 2.1(c) of the Amendment.
     “Second Lien Indenture” means that certain Indenture, dated as of July 3, 2003, among ACG, ACG Holdings, Inc. and The Bank of New York, as trustee, as amended by the Amended and Restated Indenture.
     “Second Lien Notes” shall means ACG’s 10% Senior Second Secured Notes due 2010 issued pursuant to the Second Lien Indenture.
     “Second Lien Supplemental Notes” shall have the meaning ascribed to it in the Recitals hereto.
     Section 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment have the meanings provided in the Amended Credit Agreement.
ARTICLE II
Limited Waiver and Reaffirmation
     Section 2.1 Limited Waiver. (a) The ACG Parties acknowledge that the Pending Defaults will result from ACG Finance’s and ACG’s failure to be able to comply with (i) the financial covenant contained in Section 5.3 of the Existing Servicing Agreement for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, and (ii) the requirement in Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement that ACG’s annual financial statements be accompanied by the opinion of its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007. Effective on (and subject to the occurrence of) the Amendment Effective Date, the Lenders hereby waive the Pending Defaults for the period from September 30, 2007 through and including February 15, 2008 (the “Waiver Period”) for all purposes of the Existing Credit Agreement (including, without limitation, Section 4.03(b) thereof), the Existing Servicing Agreement and the other Loan Documents. This limited waiver shall not modify or affect (i) ACG’s obligation to comply with the terms of Section 5.3 of the Amended Servicing Agreement as measured for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, (ii) ACG’s obligation to comply with the terms of Section 5.3 of the Amended Servicing Agreement as measured at the end of any fiscal quarter other than the ones ending nearest September 30, 2007 and December 31, 2007, (iii) the ACG Parties’ obligation to comply with the terms of Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement for the fiscal year ending nearest March 31, 2007, (iv) the ACG Parties’ obligation to comply with the terms of Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement for any fiscal year other than the one ending nearest March 31, 2007, or (iv) the ACG Parties’ obligation to comply fully with any other duty, term, condition, obligation or covenant contained in the Amended Credit Agreement, the Amended Servicing Agreement or the other Loan Documents.
     (b) Except for the limited waiver set forth above, nothing contained herein shall be deemed to constitute or imply a waiver of any rights or remedies which the Administrative Agent or any Lender may have under the Amended Credit Agreement, the Amended Servicing Agreement, any other Loan Document, or under applicable law; it being understood that the Administrative Agent and the Lenders may not exercise their rights and remedies with respect to the Pending Defaults during the Waiver Period as long as no other Servicer Default, Default or Event of Default occurs or exists. The limited waiver set forth herein shall be effective only in this specific instance for the duration of the Waiver Period and shall not obligate the Lenders or the Administrative Agent to waive any other Servicer Default, Default or Event of Default, now existing or hereafter arising. This is a one-time waiver, and the Administrative Agent and the Lenders shall have no obligation to extend the waiver or otherwise amend the Amended Credit Agreement or the Amended Servicing Agreement at the end of the Waiver Period. This limited waiver shall not establish a custom or course of dealing or conduct between the Administrative Agent, any Lender, ACG Finance, ACG or any other ACG Party.
     (c) The ACG Parties acknowledge and agree that unless the Required Lenders further amend the Amended Credit Agreement, the Amended Servicing Agreement and the Amended Contribution Agreement or otherwise agree in writing to continue this waiver beyond February 15, 2008, an Event of Default and a Servicer Default will exist under the Amended Credit Agreement and the Amended Servicing Agreement as of February 15, 2008, for which no grace period or cure period shall apply, and the Administrative Agent and the Lenders may pursue all rights and remedies available to them under the Amended Credit Agreement, the Amended Servicing Agreement, the other Loan Documents and applicable law. The ACG Parties further acknowledge and agree that, to the extent any Servicer Defaults, Defaults or Events of Default (other than the Pending Defaults) now exist or hereafter arise during the Waiver Period, the Administrative Agent and the Lenders may immediately pursue all rights and remedies available to them in respect thereof under the Amended Credit Agreement, the Amended Servicing Agreement, the other Loan Documents, and applicable law. The Administrative Agent hereby acknowledges that, to the best of its knowledge as of the date hereof, before giving effect to the foregoing limited waiver, there are no Servicer Defaults, Defaults or Events of Default under the Existing Credit Agreement or the Existing Servicing Agreement other than the Pending Defaults.
     Section 2.2 Reaffirmation of ACG Party Obligations. Each ACG Party hereby ratifies the Amended Credit Agreement and the Amended Servicing Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and the Amended Servicing Agreement and (ii) that it is responsible for the observance and full performance of the Obligations, including without limitation the repayment of the Loans, in accordance with the terms of the Amended Credit Agreement. Each ACG Party further represents and warrants to the Administrative Agent and the Lenders that none of the ACG Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any ACG Party has any such claims, counterclaims, offsets, creditors or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby fully and irrevocably waived, relinquished and released in consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders.
ARTICLE III
Amendments to Loan Documents
Part 1: Amendment to Existing Servicing Agreement
     Effective on (and subject to the occurrence of) the Amendment Effective Date, the Existing Servicing Agreement is hereby amended in accordance with this Article III. Except as so amended, the Existing Servicing Agreement shall continue in full force and effect.
     Section 3.1 Deletion of Definition of “Total Liquidity Measurement Dates”. Section 1.1 of the Existing Servicing Agreement is amended by deleting the definition of “Total Liquidity Measurement Dates”.
     Section 3.2 Amendment of Definition of “Total Liquidity”. The definition of “Total Liquidity” in Section 1.1 of the Existing Servicing Agreement is hereby amended in its entirety to read as follows:
     “Total Liquidity” means the sum of (i) the aggregate amount of all cash and Cash Equivalents (as defined in the ACG Senior Facility) of the Loan Parties (as defined in the ACG Senior Facility) under the ACG Senior Facility and all cash and Cash Equivalents of ACG Finance which are available for distribution to the Parent, (ii) the Aggregate Revolving Commitments (as defined in the ACG Senior Facility) minus the Total Revolving Outstandings (as defined in the ACG Senior Facility), (iii) the amount of ACG Finance’s Availability, and (iv) the amount of additional Availability that would be created under the Credit Agreement (as amended from time to time), as of any date of determination, if the Seller were to transfer all additional qualifying receivables to ACG Finance pursuant to the terms and conditions of the Contribution Agreement (as amended from time to time). For purposes of this definition, cash and Cash Equivalents of the Loan Parties (as defined in the ACG Senior Facility) and ACG Finance shall include (without duplication) all deposits which have been made into lockboxes of the Loan Parties (as defined in the ACG Senior Facility) and Borrower in the ordinary course of business but which have not cleared or been released.
     Section 3.3 Amendment of Section 3.3(f) of the Servicing Agreement. Section 3.3(f) of the Existing Servicing Agreement is hereby amended in its entirety to read as follows:
     (f) Within two (2) Business Days after the Friday of each week, deliver to the Administrative Agent a certificate, in form, detail, and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer or the vice president and assistant treasurer of the Servicer, calculating the Total Liquidity as of such preceding Friday.
     Section 3.4 Amendment to Section 5.4 of the Servicing Agreement. Section 5.4 of the Existing Servicing Agreement is hereby amended in its entirety to read as follows:
     5.4 Minimum Total Liquidity. Permit the Total Liquidity as of the close of business on Friday of each week (or if any Friday is not a Business Day, on the immediately preceding Thursday) to be less than $4,000,000.
Part 2: Amendment to Existing Credit Agreement
     Effective on (and subject to the occurrence of) the Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Article III. Except as so amended, the Existing Credit Agreement shall continue in full force and effect.
     Section 3.5. Amendment to Section 2.16 of the Credit Agreement. Section 2.16 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     Section 2.16 Termination or Reduction of Commitments; Commitment Reduction Compensation.
     (a) Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Borrower may, at any time, subject to Section 2.16(b), in whole permanently terminate, or from time to time in part permanently reduce (but in no event may the Commitments be reduced to below $20,000,000 without being in whole permanently terminated), the Commitments. Each such partial reduction shall be in the principal amount of $1,000,000 or any integral multiple of $500,000 in excess thereof. Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction or termination, the Borrower shall pay to the Administrative Agent for application as provided herein (i) the Unused Fee accrued on the amount of the Commitments so terminated or reduced through the date thereof; (ii) any amount by which the sum of the Revolving Loans on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid; and (iii) the amount of any Commitment Reduction Compensation due under Section 2.16(b).
     (b) As a result of the impracticability and difficulty of ascertaining and quantifying actual damages to the Lenders caused by early reductions or termination of the Commitments, and by mutual agreement of the Administrative Agent, the Lenders and the Loan Parties as to a reasonable approximation of the damages to the Lenders as a result of any such early reduction or termination, all reductions or early termination of the Commitments that are made pursuant to Section 2.16(a) prior to or on June 30, 2008 shall be accompanied by compensation (the “Commitment Reduction Compensation”) equal in amount to (i) the amount of reduction in the Commitment effected thereby (ii) multiplied by

1%. Any reduction or termination of the Commitments occurring on or after July 1, 2008 shall not be subject or give rise to any Commitment Reduction Compensation.
     Notwithstanding the foregoing, if the Commitments shall be terminated and the unpaid principal amount of the Revolving Loans and all interest and other amounts in respect thereof shall become due and payable prior to the scheduled maturity of such amounts for any reason under Section 7.01, then the Lenders shall be entitled to the Commitment Reduction Compensation as of the date that such amounts become due and payable under Section 7.01. Any Commitment Reduction Compensation payable pursuant to this Section 2.16 shall be presumed to be the amount of damages suffered by the Lenders as a result of the early reduction or termination of the Commitments and the Borrower agrees that it is reasonable under the existing circumstances.
     (c) The Administrative Agent will promptly notify the Lenders of any notice of termination or reduction of the Commitments. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage. All commitment and other fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.
ARTICLE IV
Representations and Warranties
     The ACG Parties represent and warrant to the Administrative Agent, the Collateral Agent, the Lenders and each other that, on and as of the Amendment Effective Date, and after giving effect to this Amendment:
     Section 4.1 Authority. Each of the ACG Parties has all the necessary corporate or limited liability company power to make, execute, deliver, and perform this Amendment, has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of this Amendment and has duly executed and delivered this Amendment. This Amendment and the Loan Documents constitute the legal, valid and binding obligations of each of the ACG Parties that is a party thereto, enforceable against each of them in accordance with their terms except as such enforceability may be subject to (a) the Debtor Relief Laws and (b) general principles of equity.
     Section 4.2 No Legal Obstacle to Agreement. Neither the execution of this Amendment, nor the performance of the Amended Servicing Agreement or the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which an ACG Party is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to an ACG Party, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of an ACG Party. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by an ACG Party of this Amendment, the Amended Servicing Agreement, the Amended Credit Agreement or the transactions contemplated hereby or thereby.
     Section 4.3 Incorporation of Certain Representations. The representations and warranties set forth in Article IV of the Amended Servicing Agreement and in Article III of the Amended Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of the date hereof except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.
     Section 4.4 Default. No Servicer Default, Default or Event of Default has occurred and is continuing under the Amended Credit Agreement or the Amended Servicing Agreement (other than the Pending Defaults).
ARTICLE V
Conditions to Effectiveness
     This Amendment shall be and become effective as of the Amendment Effective Date provided that each of the conditions set forth in this Article V shall have been satisfied in the determination of the Administrative Agent and the Lenders (or satisfaction thereof has been waived by the Administrative Agent and the Lenders) on or before November 14, 2007. If ACG Finance and ACG fail to satisfy each of the conditions set forth in this Article V prior to 5:00 p.m. (Eastern time) on November 14, 2007, then, at the option of the Administrative Agent and the Required Lenders, upon notice to ACG Finance and ACG, this Amendment shall be null and void.
     Section 5.1 Counterparts of Amendment. The Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Administrative Agent) of this Amendment, which collectively shall have been duly executed on behalf of each of ACG Finance, ACG, the Lenders and the Administrative Agent.
     Section 5.2 Corporate Action. The ACG Parties shall have delivered to the Administrative Agent certified copies of all necessary corporate action taken by each ACG Party approving this Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each ACG Party authorizing the amendments to the Existing Credit Agreement and the Existing Servicing Agreement herein provided for and the execution, delivery and performance of this Amendment). The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of each ACG Party, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Amendment and any instrument or agreement required hereunder on behalf of each ACG Party, as applicable.

     Section 5.3 Out-of-Pocket Costs. ACG Finance shall have paid any and all reasonable out-of-pocket costs (to the extent invoiced) incurred by the Administrative Agent (including the reasonable fees and expenses of the Administrative Agent’s legal counsel), and all other fees and amounts payable to the Administrative Agent in connection with this Amendment.
     Section 5.4 Legal Opinion. The Administrative Agent shall have received a favorable legal opinion, addressed to the Administrative Agent, from ACG Finance’s and ACG’s legal counsel, reasonably acceptable to the Administrative Agent in form and substance, opining, among other matters, that (i) the ACG Parties’ entry into and performance of this Amendment does not contravene the obligations, covenants, or restrictions applicable to the ACG Parties under the Second Lien Indenture or any other material agreement of the ACG Parties, and (ii) the ACG Parties’ execution and delivery of this Amendment has been duly authorized by all necessary corporate action.
     Section 5.5 Effectiveness of Fifth Amendment. Each of the conditions set forth in Part 5 of that certain Fifth Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement, dated as of even date herewith, among ACG, ACG Holdings, Inc., Bank of America, N.A. as administrative agent (“Agent”), and the lenders named therein (the “ACG Lenders”) shall have been satisfied in the determination of the Agent and the ACG Lenders (or satisfaction thereof has been waived by the Agent and the ACG Lenders) in accordance with the terms thereof.
ARTICLE VI
Miscellaneous
     Section 6.1 Reaffirmation of ACG Party Obligations. Each ACG Party hereby ratifies each of the Loan Documents (as amended pursuant to this Amendment) to which it is a party and acknowledges and reaffirms that it is bound by all terms of the Loan Documents to which it is a party. ACG Finance acknowledges and reaffirms that it is responsible for the observance and full performance of the Obligations. Each ACG Party further represents and warrants to the Administrative Agent and the Lenders that none of the ACG Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any ACG Party has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders.
     Section 6.2 Instrument Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.
     Section 6.3 Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement, the Existing Servicing Agreement and the other Loan Documents shall remain in full force and effect without amendment or modification, express or implied. The entering into this Amendment by the Lenders shall not be construed or interpreted as an agreement by the Lenders to enter into any future amendment or modification of the Amended Credit Agreement, the Amended Servicing Agreement or any of the other Loan Documents.
     Section 6.4 References in Other Loan Documents. At such time as this Amendment shall become effective pursuant to the terms of Article V hereof, all references in the Loan Documents to the “Servicing Agreement” shall be deemed to refer to the Existing Servicing Agreement as amended by this Amendment, and all references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Existing Credit Agreement as amended by this Amendment.
     Section 6.5 Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.
     Section 6.6 Integration. This Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in writing.
     Section 6.7 Further Assurances. ACG Finance and ACG agree to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     Section 6.8 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     Section 6.9 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 6.10 Costs, Expenses. ACG agrees to pay on demand any and all reasonable costs and expenses of the Administrative Agent and the Collateral Agent and all other fees and other amounts payable to the Administrative Agent and the Collateral Agent, in each case incurred in connection with the preparation, execution, delivery and administration of this Amendment (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent) in accordance with the terms of Section 9.03 of the Existing Credit Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.
By:
Name:
Title:

AMERICAN COLOR GRAPHICS FINANCE, LLC
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent
By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A.

By:
Name:
Title:

[signatures continued]

EXHIBIT C
PROVISION FOR TRANSFER AGREEMENT
     The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Consent Agreement by and among ACG Holdings, American Color Graphics, Inc., and [Transferor Consenting Noteholder Name], inter alia, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound.

Date Executed: November ___, 2007
Print name of Transferee

Name:
Title:

Address:

Attention: _____________________
Telephone: ___________________________
Facsimile: ___________________________

Aggregate principal amount of Notes beneficially owned or managed on behalf of accounts that hold or beneficially own such Notes:

ACG Second Lien Notes:
$_______________